Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES FOURTH QUARTER AND 2022 FINANCIAL RESULTS

Fourth Quarter Net Bookings Grew 43% Year-Over-Year to a Quarterly Record

Fourth Quarter Mobile Net Bookings Grew Mid-Teens Year-over-Year

Fourth Quarter In-Game Net Bookings Grew 46% Year-Over-Year

Santa Monica, CA – February 6, 2023 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced fourth quarter 2022 results.

Bobby Kotick, CEO of Activision Blizzard, shared, "We ended 2022 with record quarterly net bookings as we delivered on our mission to bring epic joy to players. I’m grateful to our talented and hardworking teams for their many successes entertaining our hundreds of millions of players around the world. We look forward to a historic year, as we work toward merging with Microsoft. This merger will enable us to better serve our players, create greater opportunities for our employees, and allow us to succeed in an increasingly competitive global gaming industry.”

Financial Metrics

	Q4		CY
(in millions, except EPS)	2022	2021	2022	2021
GAAP Net Revenues	$2,334	$2,163	$7,528	$8,803
Impact of GAAP deferralsA	$1,232	$324	$986	$(449)

GAAP EPS	$0.51	$0.72	$1.92	$3.44
Non-GAAP EPS	$0.78	$1.01	$2.58	$4.08
Impact of GAAP deferralsA	$1.09	$0.24	$0.83	$(0.36)

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

For the year ended December 31, 2022, Activision Blizzard’s net revenues presented in accordance with GAAP were $7.53 billion, as compared with $8.80 billion for 2021. GAAP net revenues from digital channels were $6.63 billion. GAAP operating margin was 22%. GAAP earnings per diluted share was $1.92, as compared with $3.44 for 2021. On a non-GAAP basis, Activision Blizzard’s operating margin was 30% and earnings per diluted share was $2.58, as compared with $4.08 for 2021.

Activision Blizzard Announces Q4 2022 Financial Results
For the quarter ended December 31, 2022, Activision Blizzard’s net revenues presented in accordance with GAAP were $2.33 billion, as compared with $2.16 billion for the fourth quarter of 2021. GAAP net revenues from digital channels were $1.97 billion. GAAP operating margin was 16%. GAAP earnings per diluted share was $0.51, as compared with $0.72 for the fourth quarter of 2021. On a non-GAAP basis, Activision Blizzard’s operating margin was 24% and earnings per diluted share was $0.78, as compared with $1.01 for the fourth quarter of 2021.

Activision Blizzard generated $2.22 billion in operating cash flow for the year ended December 31, 2022, as compared with $2.41 billion for 2021. Activision Blizzard generated $1.12 billion in operating cash flow for the quarter as compared with $661 million for the fourth quarter of 2021.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

Operating Metrics
For the year ended December 31, 2022, Activision Blizzard’s net bookingsB were $8.51 billion, as compared with $8.35 billion for 2021. In-game net bookingsC were $5.38 billion, as compared with $5.10 billion for 2021.

For the quarter ended December 31, 2022, Activision Blizzard’s net bookingsB were $3.57 billion, as compared with $2.49 billion for the fourth quarter of 2021. In-game net bookingsC were $1.82 billion, as compared with $1.24 billion for the fourth quarter of 2021.

For the quarter ended December 31, 2022, overall Activision Blizzard Monthly Active Users (MAUs)D were 389 million.

Microsoft transaction
As announced on January 18, 2022, Microsoft plans to acquire Activision Blizzard for $95.00 per share in an all-cash transaction. The transaction has been approved by the boards of directors of both Activision Blizzard and Microsoft and by Activision Blizzard’s stockholders. The two parties are continuing to engage with regulators reviewing the transaction and are working toward closing it in Microsoft’s fiscal year ending June 30 2023, subject to obtaining required regulatory approvals and satisfaction of other customary closing conditions.

Conference Call and Earnings Presentation
In light of the proposed transaction with Microsoft, and as is customary during the pendency of an acquisition, Activision Blizzard will not be hosting a conference call, issuing an earnings presentation, or providing detailed quantitative financial guidance in conjunction with its fourth quarter 2022 earnings release. For further detail and discussion of our financial performance please refer to our upcoming Annual Report on Form 10-K for the year ended December 31, 2022.

Activision Blizzard Announces Q4 2022 Financial Results
Selected Business Highlights
Activision Blizzard delivered 43% year-over-year net bookings growth and record segment financial results in the fourth quarter. Net bookings grew 49% year-over-year on a constant currency basisE. Amid an uncertain macro environment, our focus on expanding key intellectual properties across platforms, geographies and business models positions the business for further growth.

Strong execution by our talented teams enabled each of our business units to break records in the fourth quarter. At Activision, Call of Duty®: Modern Warfare® II delivered the highest opening-quarter sell-through in franchise history. Blizzard reported its highest quarterly net bookings to date, driven by strong growth for Warcraft® and the reinvigoration of Overwatch® and Diablo®. At King, Candy Crush® once again delivered a record performance. Activision Blizzard net bookings on the mobile platform grew mid-teens year-over-year while overall in-game net bookings grew 46% year-over-year.

Our robust product pipeline, live game opportunity, and ongoing focus on operational discipline create a foundation for strong financial performance in 2023. While we remain cognizant of risks, including those related to our execution, economic conditions, the labor market, and exchange rates, we expect at least high-teens year-over-year growth for GAAP revenue, and at least high-single digit year-over-year growth in net bookings and total segment operating income for 2023. We also expect interest income to be significantly higher year-over-year in 2023 given the current rate environment.

For the first quarter, we expect at least high-teens year-over-year growth for GAAP revenue, at least mid-teens year-over-year growth for net bookings, and at least high-single digit year-over-year growth for total segment operating income. The first quarter will see significant development and marketing investment in live operations and future releases, including the June launch of Diablo IV.

In the fourth quarter we continued to invest in growing our development teams and in our goal of being the model workplace in our industry. Our game development teams grew over 25% year-over-year in 2022. We shared our latest representation update in the quarter, which showed that we increased our representation for those who identify as women or non-binary to 26% globally, as of the end of November, versus 24% a year earlier. Representation for underrepresented ethnic groups increased to 38% from 36% in the US over the same period.

Activision Blizzard Announces Q4 2022 Financial Results
Activision
•Activision segment revenue and operating income grew approximately 60% year-over-year in the fourth quarter, driven by the performance of Call of Duty across console, PC and mobile.

•Following its October launch, Call of Duty: Modern Warfare II delivered the highest opening-quarter sell-through in franchise history. The strong performance was broad-based, and digital sales were particularly robust on PC and in Asia-Pacific after Activision expanded distribution of the title to Steam's PC digital storefront. At the end of the fourth quarter, cumulative hours played were the highest in franchise history for a premium title at this stage of its release.

•The November release of WarzoneTM 2.0, including its new DMZ mode, also contributed to a strong year-over-year increase in franchise reach and engagement on console and PC in the fourth quarter, as well as record quarterly player investment. Year-over-year engagement growth in the free title has moderated following the launch, although next week sees the launch of Season 2, which will include new content, modes and gameplay updates aimed at delighting the community and accelerating growth. Our teams are also looking forward to further expanding the Warzone community with the release of Call of Duty: Warzone MobileTM planned for this year.

•Fourth quarter Call of Duty Mobile net bookings grew double-digits year-over-year to a new quarterly record, driven by enhancements to the player experience and well-received seasonal content.

•Across the Call of Duty franchise, our teams are working to amplify the success of the fourth quarter, with 2023 plans including even more engaging live services across platforms and the next full annual premium release in the blockbuster series.

Blizzard
•Blizzard segment revenue and operating income grew approximately 90% year-over-year in the fourth quarter, as our teams executed against a substantial pipeline to deliver well-received content across key intellectual properties. Warcraft, Overwatch and Diablo grew strongly year-over-year and each delivered over $100M in net bookings.

•In the Warcraft franchise, World of Warcraft delivered significant year-over-year growth in reach, engagement and net bookings in the fourth quarter following the September release of Wrath of the Lich King® Classic and the November launch of DragonflightTM. While early Dragonflight sales have not reached the level of the prior expansion, community feedback on the title has been positive. Blizzard has announced plans to deliver substantially more follow-on content for the expansion than in the past, and post-launch subscriber retention in the West is higher than recent expansions. Elsewhere in the Warcraft franchise, mobile title Warcraft: Arclight RumbleTM continues to progress well through regional testing.

Activision Blizzard Announces Q4 2022 Financial Results
•The October launch of Overwatch 2 with a free-to-play model delivered the highest quarterly figures for player numbers and hours played in Overwatch history. Player investment is also off to a strong start, with fourth quarter in-game net bookings at the highest level to date for Overwatch. The team is working on an ambitious slate of regular seasonal updates, including PVE content, to engage and expand the community, as well as other ways for new and existing players to experience the Overwatch universe longer-term.

•Diablo ImmortalTM on mobile and PC also contributed to Blizzard’s fourth quarter year-over-year growth. Engagement and player investment trends for the title were stable at the end of the fourth quarter and into the new year. Diablo IV, the next installment in the genre-defining series, is planned for release on PC and console on June 6, 2023. This ambitious title will serve as the launch for a compelling live service, with regular seasons and story-driven expansions planned for years to come.

•Licensing agreements with NetEase that covered the publication of several titles in China expired in January 2023. Nonetheless, we still expect very strong year-over-year financial growth globally for Blizzard in 2023, driven by both the launch of Diablo IV and live operations. Blizzard remains focused on finding alternative ways to serve the community in China.

King
•King continued to outperform amid a challenging backdrop for mobile games. Fourth quarter segment revenue grew 6% year-over-year, equivalent to low double-digit growth on a constant currency basisE. King’s fourth quarter segment operating income was lower year-over-year, due to the year ago quarter benefiting from lower cash compensation expense and insurance claim proceeds.

•King’s in-game net bookings increased 9% year-over-year, driven by the Candy Crush franchise. Candy Crush was the top-grossing game franchise in the U.S. app stores1 for the 22nd quarter in a row. King advertising revenue was stable year-over-year despite an ongoing difficult macro environment for digital advertising.

•Candy Crush SagaTM, the largest title in the Candy Crush franchise, celebrated its 10-year anniversary in November. In-game net bookings for the title grew approximately 20% year-over-year for every quarter of 2022, driven by continuous live operations improvements and highly-effective user acquisition. The team sees further opportunities to increase engagement, retention and payer conversion in the title, including through further social and competitive features and deeper seasonal content. In 2023, King will also intensify focus on applying its proven live operations strategy to other games in the portfolio.

Balance Sheet
•Cash and short-term investments at the end of the fourth quarter stood at $12.1 billion, and Activision Blizzard ended the quarter with a net cashF position of approximately $8.4 billion.

Activision Blizzard Announces Q4 2022 Financial Results
Service Periods for Games
As we have continued to focus on delivering increased content to our players and to deliver such content more frequently through in-game updates, certain of our games are seeing player engagement and monetization over longer periods of time. This has resulted in certain expenses, including capitalized software cost amortization, and GAAP revenues being recognized over longer periods of time than in prior years. Additionally, these elongations have resulted in an increased portion of our capitalized software costs being classified as non-current on our consolidated balance sheet. For further details and discussion, refer to our upcoming Annual Report on Form 10-K for the year ended December 31, 2022.

Activision Blizzard Disclosure Channels to Disseminate Information
Activision Blizzard, Inc. (“Activision Blizzard”) discloses information to the public concerning Activision Blizzard, Activision Blizzard’s products, content and services, and other items through a variety of disclosure channels in order to achieve broad, non-exclusionary distribution of information to the public. Some of the information distributed through these disclosure channels may be considered material information. Investors and others are encouraged to review the information we make public in the locations below.2 This list may be updated from time to time.

•For information concerning Activision Blizzard and its products, content and services, please visit: https://www.activisionblizzard.com.
•For information provided to the investment community, including news releases, events and presentations, and filings with the U.S. Securities and Exchange Commission, please visit: https://investor.activision.com.
•For the latest information from Activision Blizzard, including press releases and the Activision Blizzard blog, please visit: https://www.activisionblizzard.com/newsroom.
•For additional information, please follow Activision Blizzard’s and Lulu Cheng Meservey’s (Activision Blizzard’s Executive Vice President, Corporate Affairs and Chief Communications Officer) Twitter accounts: https://twitter.com/atvi_ab and https://twitter.com/lulumeservey. Except with respect to communications regarding Activision Blizzard, Ms. Meservey’s social media communications from https://twitter.com/lulumeservey are personal communications of Ms. Meservey and are not communications on behalf of Activision Blizzard.

About Activision Blizzard
Our mission, to connect and engage the world through epic entertainment, has never been more important. Through communities rooted in our video games we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

Activision Blizzard Announces Q4 2022 Financial Results
As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our games. As an example, our Call of Duty Endowment has helped find employment for over 100,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

1 Based on data.ai Intelligence

2 These corporate websites and social media channels, and the contents thereof, are not incorporated by reference into this press release nor deemed filed with the U.S. Securities and Exchange Commission.

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

In the fourth quarter of 2022, the Company completed its annual assessment of the estimated service periods for players of our games. We have noted that players who purchase in-game content are playing certain of our titles, notably those in our Call of Duty and World of Warcraft offerings, for longer periods of time than in prior years as they engage with services we provide that are designed to enhance and extend gameplay. As such, we have concluded that the estimated service period for in-game revenues from such games has lengthened by approximately 3 months.

Based on the carrying amount of deferred revenue and deferred cost of revenue as of September 30, 2022, the change resulted in a decrease in net revenues recognized of $103 million, a decrease in cost of revenues recognized of $9 million, and a decrease in earnings per diluted share of $0.10 during the three months ended December 31, 2022. Such amounts will now be recognized during the year ended December 31, 2023. The change in the estimated service period had no impact on net bookings, segment net revenues, or net cash provided by operating activities.

Activision Blizzard Announces Q4 2022 Financial Results

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

E Year-over-year growth on a constant currency basis is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive constant-currency year-over-year performance. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations.
•Total net bookings increased by 43% year-over-year for the fourth quarter of 2022. On a constant currency basis, total net bookings increased 49% year-over-year for the fourth quarter of 2022 as currency rate changes negatively impacted year-over-year growth in the quarter by 6 percentage points.
•Activision segment net revenues grew by 60% year-over-year, Blizzard segment net revenues grew by 89%, and King segment net revenues grew by 6% for the fourth quarter of 2022. On a constant currency year-over-year basis, Activision segment net revenue grew 67%, Blizzard segment net revenue grew 97%, and King segment net revenue grew 11% for the fourth quarter of 2022, as currency rate changes negatively impacted Activision segment net revenue year-over-growth by 7 percentage points, Blizzard segment net revenue year-over-growth by 8 percentage points, and King segment net revenue year-over-growth by 5 percentage points.

F Net cash is defined as cash and cash equivalents ($7.1B as of December 31, 2022) and short-term investments ($5.0B as of December 31, 2022) minus gross debt ($3.7B as of December 31, 2022).

Activision Blizzard Announces Q4 2022 Financial Results
Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•expenses related to share-based compensation, including liability awards accounted for under ASC 718;
•the amortization of intangibles from purchase price accounting;
•fees and other expenses related to merger and acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;
•restructuring and related charges;
•expenses related to the wind down of our partnership with NetEase in China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023;
•other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;
•the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and
•significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

Activision Blizzard Announces Q4 2022 Financial Results
In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services; (3) statements of future financial or operating performance, including the impact of tax items thereon; (4) statements regarding the proposed transaction between Activision Blizzard and Microsoft (such transaction, “the proposed transaction with Microsoft”), including any statements regarding the expected timetable for completing the proposed transaction with Microsoft, the ability to complete the proposed transaction with Microsoft, and the expected benefits of the proposed transaction with Microsoft; and (5) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

Activision Blizzard Announces Q4 2022 Financial Results
We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the risk that the proposed transaction with Microsoft may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock; the failure to satisfy the conditions to the consummation of the proposed transaction with Microsoft, including the receipt of certain governmental and regulatory approvals; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement and Plan of Merger, dated as of January 18, 2022, by and among Activision Blizzard, Microsoft, and Anchorage Merger Sub Inc., a wholly owned subsidiary of Microsoft (the “Merger Agreement”); the effect of the announcement or pendency of the proposed transaction with Microsoft on our business relationships, operating results, and business generally; risks that the proposed transaction with Microsoft disrupts our current plans and operations and potential difficulties in employee retention as a result of the proposed transaction with Microsoft; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that have been or may be instituted against us related to the Merger Agreement or the transactions contemplated thereby; restrictions during the pendency of the proposed transaction with Microsoft that may impact our ability to pursue certain business opportunities or strategic transactions; the global impact of the ongoing COVID-19 pandemic and other macroeconomic factors (including, without limitation, the potential for significant short- and long-term global unemployment and economic weakness and a resulting impact on global discretionary spending; potential strain on the retailers, distributors, and manufacturers who sell our physical products to customers and the platform providers on whose networks and consoles certain of our games are available; effects on our ability to release our content in a timely manner and with effective quality control; effects on our ability to prevent cyber-security incidents while our workforce is dispersed; effects on the operations of our professional esports leagues; the impact of rising interest rates as a result of large-scale intervention by the Federal Reserve and other central banks around the world and other economic factors; increased demand for our games due to stay-at-home orders and curtailment of other forms of entertainment, which may not be sustained and may fluctuate as stay-at-home orders are reduced, lifted, and/or reinstated; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; and volatility in foreign exchange rates); our ability to consistently deliver popular, high-quality titles in a timely manner, which has been made more difficult as a result of the COVID-19 pandemic; our ability to satisfy the expectations of consumers with respect to our brands, games, services, and/or business practices; negative impacts on our business from concerns regarding our workplace; our ability to attract, retain, and motivate skilled personnel; competition; concentration of revenue among a small number of franchises; negative impacts from unionization or attempts to unionize by our workforce; rapid changes in technology and industry standards; increasing importance of revenues derived from digital distribution channels; our ability to manage growth in the scope and complexity of our business; substantial influence of third-party platform providers over our products and costs; success and availability of video game consoles manufactured by third parties, including our ability to predict the consoles that will be most successful in the marketplace and develop commercially-successful products for those consoles; risks associated with the free-to-play business model, including our dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game; risks and uncertainties of conducting business outside the United States (the “U.S.”), including the need for regulatory approval to operate, impacts on our business arising from the current conflict between Russia and Ukraine, the relatively weaker protection for our intellectual property rights, and the impact of cultural differences on consumer preferences; risks associated with the retail sales business model; difficulties in integrating acquired businesses or otherwise realizing the anticipated benefits of strategic transactions; the seasonality in the sale of our products; fluctuation in our recurring business; risks relating to behavior of our distributors, retailers, development, and licensing partners, or other affiliated third parties that may harm our brands or business operations; our reliance on tools and technologies owned by third parties; risks associated with our use of open source software; risks associated with undisclosed content or features that may result in consumers’ refusal to buy or retailers’ refusal to sell our products; risks associated with objectionable consumer- or other third-party-created content; outages, disruptions or degradations in our services, products, and/or technological infrastructure; data breaches, fraudulent activity, and other cybersecurity risks; significant disruption during our live events; risks related to the impacts of catastrophic events; climate change; provisions in our

Activision Blizzard Announces Q4 2022 Financial Results
corporate documents that may make it more difficult for any person to acquire control of our company; ongoing legal proceedings related to workplace concerns and otherwise, including the impact of the complaint filed in 2021 by the California Civil Rights Department (formerly known as the Department of Fair Employment and Housing) alleging violations of the California Fair Employment and Housing Act and the California Equal Pay Act and separate investigations and complaints by other parties and regulators related to certain employment practices and related disclosures; successful implementation of the requirements of the court-approved consent decree with the Equal Employment Opportunity Commission; intellectual property claims; increasing regulation in key territories; regulation relating to the Internet, including potential harm from laws impacting “net neutrality;” regulation concerning data privacy, including China’s Personal Information Protection Law; scrutiny regarding the appropriateness of our games’ content, including ratings assigned by third parties; changes in tax rates and/or tax laws or exposure to additional tax liabilities; fluctuations in currency exchange rates; impacts of changes in financial accounting standards; insolvency or business failure of any of our business partners, which has been magnified as a result of the COVID-19 pandemic; risks associated with our reliance on consumer discretionary spending; risks associated with increased inflation on our costs and the impacts on consumer discretionary spending; and the other factors included in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission.

The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing, and we assume no obligation to update any such forward-looking statements. Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, prospects, strategy, and financial needs. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard, Inc.

Investors and Analysts:
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(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenues
Product sales	$721	$645	$1,642	$2,311
In-game, subscription, and other revenues	1,613	1,518	5,886	6,492
Total net revenues	2,334	2,163	7,528	8,803

Costs and expenses
Cost of revenues—product sales:
Product costs	240	274	519	649
Software royalties and amortization	78	73	231	346
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	376	290	1,324	1,215
Software royalties and amortization	62	20	148	107
Product development	486	321	1,421	1,337
Sales and marketing	415	299	1,217	1,025
General and administrative [1]	309	174	1,001	788
Restructuring and related costs	—	30	(3)	77
Total costs and expenses	1,966	1,481	5,858	5,544

Operating income	368	682	1,670	3,259

Interest expense from debt	27	27	108	108
Other (income) expense, net	(117)	18	(182)	(13)
Income before income tax expense	458	637	1,744	3,164

Income tax expense	55	73	231	465

Net income	$403	$564	$1,513	$2,699

Basic earnings per common share	$0.52	$0.72	$1.94	$3.47
Weighted average common shares outstanding	783	779	782	777

Diluted earnings per common share	$0.51	$0.72	$1.92	$3.44
Weighted average common shares outstanding assuming dilution	791	782	789	784

1 Included in the three months and year ended December 31, 2022 is $35 million for settlement of the SEC matter announced February 3, 2023.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$7,060	$10,423
Held-to-maturity investments	4,932	—
Accounts receivable, net	1,204	972
Software development	640	449
Other current assets	633	712
Total current assets	14,469	12,556
Software development	641	211
Property and equipment, net	193	169
Deferred income taxes, net	1,201	1,377
Other assets	508	497
Intangible assets, net	442	447
Goodwill	9,929	9,799
Total assets	$27,383	$25,056

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$324	$285
Deferred revenues	2,088	1,118
Accrued expenses and other liabilities	1,143	1,008
Total current liabilities	3,555	2,411
Long-term debt, net	3,611	3,608
Deferred income taxes, net	158	506
Other liabilities	816	932
Total liabilities	8,140	7,457

Shareholders' equity
Common stock	—	—
Additional paid-in capital	12,260	11,715
Treasury stock	(5,563)	(5,563)
Retained earnings	13,171	12,025
Accumulated other comprehensive loss	(625)	(578)
Total shareholders’ equity	19,243	17,599
Total liabilities and shareholders’ equity	$27,383	$25,056

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$1,513	$2,699
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(164)	7
Non-cash operating lease cost	77	65
Depreciation and amortization	106	116
Amortization of capitalized software development costs and intellectual property licenses[1]	213	324
Share-based compensation expense[2]	462	508
Other	(31)	(26)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(231)	71
Software development and intellectual property licenses	(693)	(426)
Other assets	(140)	(114)
Deferred revenues	987	(537)
Accounts payable	37	(7)
Accrued expenses and other liabilities	84	(266)
Net cash provided by operating activities	2,220	2,414

Cash flows from investing activities:
Proceeds from maturities of available-for-sale investments	213	214
Proceeds from sale of available-for-sale investments	26	66
Purchases of available-for-sale investments	(109)	(248)
Purchases of held-to-maturity investments	(4,899)	—
Acquisition of business, net of cash acquired	(135)	—
Capital expenditures	(91)	(80)
Other investing activities	1	(11)
Net cash used in investing activities	(4,994)	(59)

Cash flows from financing activities:
Proceeds from issuance of common stock to employees	47	90
Tax payment related to net share settlements on restricted stock units	(214)	(246)
Dividends paid	(367)	(365)
Net cash used in financing activities	(534)	(521)

Effect of foreign exchange rate changes on cash and cash equivalents	(44)	(48)

Net (decrease) increase in cash and cash equivalents and restricted cash	(3,352)	1,786

Cash and cash equivalents and restricted cash at beginning of period	10,438	8,652

Cash and cash equivalents and restricted cash at end of period	$7,086	$10,438

1 Excludes deferral and amortization of share-based compensation expense.
2 Includes the net effects of capitalization, deferral, and amortization of share-based compensation expense.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
SUPPLEMENTAL CASH FLOW INFORMATION
(Amounts in millions)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	Year over Year
	2021	2021	2021	2021	2022	2022	2022	2022	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$844	$388	$521	$661	$642	$198	$257	$1,123	70%
Capital Expenditures	22	14	23	21	15	37	15	24	14
Non-GAAP Free Cash Flow[1]	$822	$374	$498	$640	$627	$161	$242	$1,099	72

Operating Cash Flow - TTM[2]	$2,948	$2,568	$2,893	$2,414	$2,212	$2,022	$1,758	$2,220	(8)
Capital Expenditures - TTM[2]	81	82	81	80	73	96	88	91	14
Non-GAAP Free Cash Flow[1] - TTM[2]	$2,867	$2,486	$2,812	$2,334	$2,139	$1,926	$1,670	$2,129	(9)%
1Non-GAAP free cash flow represents operating cash flow minus capital expenditures.
2TTM represents trailing twelve months. Operating Cash Flow for three months ended June 30, 2020, three months ended September 30, 2020, and three months ended December 31, 2020, were $768 million, $196 million, and $1,140 million, respectively. Capital Expenditures for the three months ended June 30, 2020, three months ended September 30, 2020, and three months ended December 31, 2020, were $13 million, $24 million, and $22 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended December 31, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,334	$240	$78	$376	$62	$486	$415	$309	$—	$1,966
Share-based compensation[1]	—	—	(13)	(3)	(3)	(86)	(15)	(41)	—	(161)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	—	—	(3)
Partnership wind down and related costs[3]	—	—	—	—	—	—	—	(27)	—	(27)
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(10)	—	(10)
Non-GAAP Measurement	$2,334	$240	$65	$373	$56	$400	$400	$231	$—	$1,765
Net effect of deferred revenues and related cost of revenues[5]	$1,232	$51	$87	$23	$12	$—	$—	$—	$—	$173

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$368	$403	$0.52	$0.51
Share-based compensation[1]	161	161	0.21	0.20
Amortization of intangible assets[2]	3	3	—	—
Partnership wind down and related costs[3]	27	27	0.03	0.03
Merger and acquisition-related fees and other expenses[4]	10	10	0.01	0.01
Income tax impacts from items above[6]	—	10	0.01	0.01
Non-GAAP Measurement	$569	$614	$0.78	$0.78
Net effect of deferred revenues and related cost of revenues[5]	$1,059	$868	$1.11	$1.09

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects expenses related to the wind down of our partnership with NetEase, Inc. ("NetEase") in China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
4Reflects fees and other expenses related to our proposed transaction with Microsoft Corporation ("Microsoft"), primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Year Ended December 31, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$7,528	$519	$231	$1,324	$148	$1,421	$1,217	$1,001	$(3)	$5,858
Share-based compensation[1]	—	—	(21)	(7)	(3)	(224)	(58)	(149)	—	(462)
Amortization of intangible assets[2]	—	—	—	—	(7)	—	—	(6)	—	(13)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	3	3
Partnership wind down and related costs[4]	—	—	—	—	—	—	—	(27)	—	(27)
Merger and acquisition-related fees and other expenses[5]	—	—	—	—	—	—	—	(68)	—	(68)
Non-GAAP Measurement	$7,528	$519	$210	$1,317	$138	$1,197	$1,159	$751	$—	$5,291
Net effect of deferred revenues and related cost of revenues[6]	$986	$24	$13	$59	$42	$—	$—	$—	$—	$138

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$1,670	$1,513	$1.94	$1.92
Share-based compensation[1]	462	462	0.59	0.59
Amortization of intangible assets[2]	13	13	0.02	0.02
Restructuring and related costs[3]	(3)	(3)	—	—
Partnership wind down and related costs[4]	27	27	0.03	0.03
Merger and acquisition-related fees and other expenses[5]	68	68	0.09	0.09
Income tax impacts from items above[7]	—	(46)	(0.06)	(0.06)
Non-GAAP Measurement	$2,237	$2,034	$2.60	$2.58
Net effect of deferred revenues and related cost of revenues[6]	$848	$657	$0.84	$0.83

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects expenses related to the wind down of our partnership with NetEase in China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
5Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
6Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
7Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended December 31, 2021	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,163	$274	$73	$290	$20	$321	$299	$174	$30	$1,481
Share-based compensation[1]	—	—	(3)	(5)	—	(145)	(29)	(67)	—	(249)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	—	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(30)	(30)
Non-GAAP Measurement	$2,163	$274	$70	$285	$20	$176	$270	$105	$—	$1,200
Net effect of deferred revenues and related cost of revenues[4]	$324	$29	$68	$6	$6	$—	$—	$—	$—	$109

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$682	$564	$0.72	$0.72
Share-based compensation[1]	249	249	0.32	0.32
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	30	30	0.04	0.04
Income tax impacts from items above[5]	—	(57)	(0.07)	(0.07)
Non-GAAP Measurement	$963	$788	$1.01	$1.01
Net effect of deferred revenues and related cost of revenues[4]	$215	$188	$0.24	$0.24

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
5Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Year Ended December 31, 2021	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$8,803	$649	$346	$1,215	$107	$1,337	$1,025	$788	$77	$5,544
Share-based compensation[1]	—	—	(17)	(7)	—	(211)	(44)	(229)	—	(508)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(7)	—	(10)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(77)	(77)
Non-GAAP Measurement	$8,803	$649	$329	$1,208	$104	$1,126	$981	$552	$—	$4,949
Net effect of deferred revenues and related cost of revenues[4]	$(449)	$(5)	$(109)	$5	$7	$—	$—	$—	$—	$(102)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$3,259	$2,699	$3.47	$3.44
Share-based compensation[1]	508	508	0.65	0.65
Amortization of intangible assets[2]	10	10	0.01	0.01
Restructuring and related costs[3]	77	77	0.10	0.10
Income tax impacts from items above[5]	—	(98)	(0.13)	(0.13)
Non-GAAP Measurement	$3,854	$3,196	$4.11	$4.08
Net effect of deferred revenues and related cost of revenues[4]	$(347)	$(280)	$(0.36)	$(0.36)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
5Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

Three Months Ended	December 31, 2022				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,851	$747	$727	$3,325	$694	$360	$43	$1,097
Intersegment net revenues[1]	—	47	—	47	—	15	—	15
Segment net revenues	$1,851	$794	$727	$3,372	$694	$375	$43	$1,112

Segment operating income	$1,013	$311	$310	$1,634	$395	$150	$(75)	$470

Operating Margin				48.5%

	December 31, 2021
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,157	$387	$684	$2,228
Intersegment net revenues[1]	—	32	—	32
Segment net revenues	$1,157	$419	$684	$2,260

Segment operating income	$618	$161	$385	$1,164

Operating Margin				51.5%

Year Ended	December 31, 2022				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$3,275	$1,936	$2,785	$7,996	$(203)	$203	$205	$205
Intersegment net revenues[1]	—	76	—	76	—	(18)	—	(18)
Segment net revenues	$3,275	$2,012	$2,785	$8,072	$(203)	$185	$205	$187

Segment operating income	$1,317	$625	$1,121	$3,063	$(350)	$(73)	$(19)	$(442)

Operating Margin				37.9%

	December 31, 2021
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$3,478	$1,733	$2,580	$7,791
Intersegment net revenues[1]	—	94	—	94
Segment net revenues	$3,478	$1,827	$2,580	$7,885

Segment operating income	$1,667	$698	$1,140	$3,505

Operating Margin				44.5%
1Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense (including liability awards accounted for under ASC 718); amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

In 2021, the Company reviewed its overall compensation structure and philosophy and began implementing changes to its compensation payments for 2021, primarily to enhance equity ownership for employees and bring our employee equity compensation more in line with current industry practice. As an aspect of this change, the Company determined to settle amounts not yet paid as of December 31, 2021 under its annual performance plans in stock as opposed to cash and further to provide such incentives at no less than target performance without regard to whether target performance was achieved, resulting in a year-end share-based compensation liability of $194 million. The changes in Q4 2021 resulted in $160 million of expense related to achievement against 2021 performance targets that would have otherwise been included in our segment operating income to instead be excluded from our 2021 segment operating income as it is now part of share-based compensation, accounted for as a liability under ASC 718. The changes increased our Activision, Blizzard, King and non-reportable segment operating income by $43 million, $25 million, $65 million, and $27 million, respectively, for the three months and year ended December 31, 2021.

Similarly, in 2022, the Company is expecting to pay out certain of its annual performance plans in stock as opposed to cash. The share-based compensation expense associated with the bonus programs for Activision, Blizzard, King and non-reportable segments was $19 million, $32 million, $4 million, and $3 million, respectively, for the three months ended December 31, 2022. The share-based compensation expense associated with the bonus programs for Activision, Blizzard, King and non-reportable segments was $37 million, $34 million, $16 million, and $24 million, respectively, for the year ended December 31, 2022.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reconciliation to consolidated net revenues:
Segment net revenues	$3,372	$2,260	$8,072	$7,885
Revenues from non-reportable segments[1]	241	259	518	563
Net effect from recognition (deferral) of deferred net revenues[2]	(1,232)	(324)	(986)	449
Elimination of intersegment revenues[3]	(47)	(32)	(76)	(94)
Consolidated net revenues	$2,334	$2,163	$7,528	$8,803

Reconciliation to consolidated income before income tax expense:
Segment operating income	$1,634	$1,164	$3,063	$3,505
Operating income (loss) from non-reportable segments[1]	(6)	14	22	2
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	(1,059)	(215)	(848)	347
Share-based compensation expense[4]	(161)	(249)	(462)	(508)
Amortization of intangible assets	(3)	(2)	(13)	(10)
Restructuring and related costs[5]	—	(30)	3	(77)
Partnership wind down and related costs[6]	(27)	—	(27)	—
Merger and acquisition-related fees and other expenses[7]	(10)	—	(68)	—
Consolidated operating income	368	682	1,670	3,259
Interest expense from debt	27	27	108	108
Other (income) expense, net	(117)	18	(182)	(13)
Consolidated income before income tax expense	$458	$637	$1,744	$3,164

1Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.
2Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.
3Intersegment revenues reflect licensing and service fees charged between segments.
4Reflects expenses related to share-based compensation.
5Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
6Reflects expenses related to the wind down of our partnership with NetEase in China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
7Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY DISTRIBUTION CHANNEL
(Amounts in millions)

	Three Months Ended
	December 31, 2022		December 31, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$1,965	84%	$1,780	82%	$185	10%
Retail channels	114	5	125	6	(11)	(9)
Other[3]	255	11	258	12	(3)	(1)
Total consolidated net revenues	$2,334	100%	$2,163	100%	$171	8

Change in deferred revenues[4]
Digital online channels[2]	$1,087		$169
Retail channels	137		151
Other[3]	8		4
Total changes in deferred revenues	$1,232		$324

	Year Ended
	December 31, 2022		December 31, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$6,633	88%	$7,663	87%	$(1,030)	(13)%
Retail channels	290	4	479	5	(189)	(39)
Other[3]	605	8	661	8	(56)	(8)
Total consolidated net revenues	$7,528	100%	$8,803	100%	$(1,275)	(14)

Change in deferred revenues[4]
Digital online channels[2]	$970		$(421)
Retail channels	3		(42)
Other[3]	13		14
Total changes in deferred revenues	$986		$(449)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY PLATFORM
(Amounts in millions)

	Three Months Ended
	December 31, 2022		December 31, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$558	24%	$576	27%	$(18)	(3)%
PC	573	25	496	23	77	16
Mobile and ancillary[2]	948	41	833	39	115	14
Other[3]	255	11	258	12	(3)	(1)
Total consolidated net revenues	$2,334	100%	$2,163	100%	$171	8

Change in deferred revenues[4]
Console	$679		$276
PC	519		25
Mobile and ancillary[2]	26		19
Other[3]	8		4
Total changes in deferred revenues	$1,232		$324

	Year Ended
	December 31, 2022		December 31, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$1,753	23%	$2,637	30%	$(884)	(34)%
PC	1,653	22	2,323	26	(670)	(29)
Mobile and ancillary[2]	3,517	47	3,182	36	335	11
Other[3]	605	8	661	8	(56)	(8)
Total consolidated net revenues	$7,528	100%	$8,803	100%	$(1,275)	(14)

Change in deferred revenues[4]
Console	$313		$(254)
PC	491		(228)
Mobile and ancillary[2]	168		19
Other[3]	13		14
Total changes in deferred revenues	$985		$(449)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Mobile and ancillary primarily include revenues from mobile devices.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY GEOGRAPHIC REGION
(Amounts in millions)

	Three Months Ended
	December 31, 2022		December 31, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$1,211	52%	$1,112	51%	$99	9%
EMEA[2]	742	32	751	35	(9)	(1)
Asia Pacific	381	16	300	14	81	27
Total consolidated net revenues	$2,334	100%	$2,163	100%	$171	8

Change in deferred revenues[3]
Americas	$784		$188
EMEA[2]	363		123
Asia Pacific	85		13
Total changes in deferred revenues	$1,232		$324

	Year Ended
	December 31, 2022		December 31, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$4,208	56%	$4,931	56%	$(723)	(15)%
EMEA[2]	2,236	30	2,797	32	(561)	(20)
Asia Pacific	1,084	14	1,075	12	9	1
Total consolidated net revenues	$7,528	100%	$8,803	100%	$(1,275)	(14)

Change in deferred revenues[3]
Americas	$609		$(288)
EMEA[2]	257		(136)
Asia Pacific	120		(25)
Total changes in deferred revenues	$986		$(449)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
3Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(Amounts in millions)

					Trailing Twelve Months Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
GAAP Net Income	$395	$280	$435	$403	$1,513
Interest expense from debt	27	27	27	27	108
Other income (expense), net	(13)	(10)	(42)	(117)	(182)
Provision for income taxes	70	41	65	55	231
Depreciation and amortization	24	25	29	28	106
EBITDA	503	363	514	396	1,776

Share-based compensation expense[1]	98	100	102	161	462
Restructuring and related costs[2]	(2)	(3)	2	—	(3)
Partnership wind down and related costs[3]	—	—	—	27	27
Merger and acquisition-related fees and other expenses[4]	32	16	10	10	68
Adjusted EBITDA	$631	$476	$628	$594	$2,330

Change in deferred net revenues and related cost of revenues[5]	$(235)	$(1)	$25	$1,059	$848

1Reflects expenses related to share-based compensation.
2Reflects restructuring initiatives.
3Reflects expenses related to the wind down of our partnership with NetEase in China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

Trailing twelve months amounts are presented as calculated. Therefore, the sum of the four quarters, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING METRICS
(Amounts in millions)

Net Bookings1

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	$ Increase (Decrease)	% Increase (Decrease)	2022	2021	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$3,566	$2,487	$1,079	43%	$8,514	$8,354	$160	2%
In-game net bookings[2]	$1,818	$1,241	$577	46%	$5,382	$5,100	$282	6%

1We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.
2In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Activision	107	100	94	97	111
Blizzard	24	22	27	31	45
King	240	250	240	240	233
Total MAUs	371	372	361	368	389

3We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.